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                                                                      EXHIBIT 11

                                BROWN & WOOD LLP

                             ONE WORLD TRADE CENTER
                         NEW YORK, NEW YORK 10048-0557

                            TELEPHONE: 212-839-5300
                            FACSIMILE: 212-839-5599



                                                               December 13, 1999



Merrill Lynch International Equity Fund
800 Scudders Mill Road
Plainsboro, New Jersey 08536

Ladies and Gentlemen:

     We have acted as counsel for Merrill Lynch International Equity Fund (the "Fund") in connection with the proposed acquisition by the Fund of substantially all of the assets and the assumption by the Fund of substantially all of the liabilities of Merrill Lynch Consults International Portfolio ("Consults"), in exchange for an equal aggregate value of newly-issued Class C shares of beneficial interest (the "Shares") of the Fund (the "Reorganization"). This opinion is furnished in connection with the Fund's Registration Statement on Form N-14 under the Securities Act of 1933, as amended (File No. 333-90007) (the "Registration Statement"), relating to the Shares, par value $0.10 per share, to be issued to Consults in the Reorganization and subsequently distributed by Consults to its shareholders as provided for in the Agreement and Plan of Reorganization, dated as of October 27, 1999, between the Fund and Consults.

     As counsel for the Fund, we are familiar with the proceedings taken by it and to be taken by it in connection with the authorization, issuance and sale of the Shares. In addition, we have examined and are familiar with the Declaration of Trust of the Fund, as amended, the By-Laws of the Fund, as amended, and such other documents as we have deemed relevant to the matters referred to in this opinion.

     Based upon the foregoing, we are of the opinion that subsequent to the approval of the Agreement and Plan of Reorganization between the Fund and Consults as set forth in the proxy statement and prospectus constituting a part of the Registration Statement (the "Proxy Statement and Prospectus"), the Shares, upon issuance in the manner referred to in the Registration Statement, for consideration not less than the par value thereof, will be legally issued, fully paid



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and non-assessable shares of beneficial interest of the Fund (except for certain possible liability of shareholders described in the Proxy Statement and Prospectus under "Comparison of the Funds--Additional Information--Capital Stock").

     In rendering the foregoing opinion, we have relied without independent investigation or verification, as to all matters involving the laws of the Commonwealth of Massachusetts upon the opinion of Bingham Dana LLP.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Proxy Statement and Prospectus constituting parts thereof.


                                        Very truly yours,


                                        /s/ BROWN & WOOD LLP


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